MERGER AGREEMENT

THIS MERGER AGREEMENT is made as of the January 29, 2010, by and among NuGen Mobility Inc., a Delaware corporation, having its principal place of business at 44645 Guilford Drive, Suite 201, Ashburn, Virginia 20147 (“NuGen”), InovaChem, Inc., a Delaware corporation, having its principal place of business at 3040 Post Oak Boulevard, Suite 1110, Houston, Texas 77056 (“InovaChem”), InovaChem Mergerco II, Inc., a Delaware corporation, having its principal place of business at 44645 Guilford Drive, suite 201, Ashburn, Virginia 20147 (“Mergerco”), and Erik Takamura (“E. Takamura”) and Ronald Takamura (“R. Takamura”) (E. Takamura and R. Takamura are collectively referred to as the “NuGen Stockholders”).

WHEREAS, the Board of Directors of InovaChem and the Boards of Directors of Mergerco and NuGen deem it advisable and generally to the advantage and welfare of NuGen, InovaChem and Mergerco and their respective shareholders that Mergerco be merged with and into NuGen under the terms and conditions hereinafter set forth (the “Merger”), the Merger to be effected pursuant to the General Corporation Law of the State of Delaware (the “General Corporation Law”) and to be a tax free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, InovaChem is authorized to issue an aggregate of 200,000,000 shares (“InovaChem Shares”) of its common stock, par value $.001 per share (the “InovaChem Common Stock”), of which approximately 7,278,346  will be issued and outstanding as of the Effective Date (as that term is defined in Section 1.9) (the “Outstanding InovaChem Common Shares”); and

WHEREAS, all of the stock of NuGen (the “NuGen Shares”) are owned by the NuGen Stockholders in the proportions set forth on Schedule 1 attached hereto; and

WHEREAS, Mergerco is a wholly owned subsidiary of InovaChem and all of the stock of Mergerco (the “Mergerco Stock”), is owned by InovaChem; and

WHEREAS, the parties desire to merge Mergerco with and into NuGen so that NuGen is the surviving entity in such merger and becomes a wholly owned subsidiary of InovaChem and the NuGen Stockholders receive shares of the Common Stock of InovaChem in exchange therefor.

NOW, THEREFORE, in consideration of the premises, the parties hereto do mutually agree as follows:

1.	MERGER OF MERGERCO AND NUGEN.

1.1           Merger.  On the Effective Date (as that term is defined in Section 1.9), Mergerco shall be merged with and into NuGen, which shall be the surviving entity of the Merger (the “Surviving Entity”), pursuant to this Agreement and the Certificate of Merger attached as Exhibit A hereto (the “Certificate of Merger”) and the NuGen Stockholders shall receive an aggregate of 27,133,384 shares of InovaChem Common Stock (the “Merger Stock”). The Merger Stock shall represent 58% of the issued and outstanding stock of InovaChem on a fully diluted basis on the Effective Date.

1.2           Effect of the Merger.  Upon the Merger becoming effective, the separate existence of Mergerco shall cease, and the Surviving Entity shall succeed to and possess all the properties, rights, privileges, powers, franchises, and immunities, of a public as well as of a private nature, and be subject to all the debts, liabilities, obligations, restrictions, disabilities, and duties of Mergerco, all without further act or deed, as provided in Section 10.008 of the General Corporation Law.

1.3           Name of the Surviving Entity.  On the Effective Date, the name of Surviving Entity shall remain “NuGen Mobility Inc.”

1.4           Certificate of Incorporation and Bylaws.  The Certificate of Incorporation and Bylaws of Mergerco shall be the Certificate of Incorporation and Bylaws of the Surviving Entity.

1.5           Board of Directors.  The Board of Directors of Mergerco shall be the members of the Board of Directors of the Surviving Entity on and after the Effective Date until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6           Officers.  The officers of Mergerco shall be the officers of the Surviving Entity on and after the Effective Date until the earlier of their resignation or until their respective successors are duly appointed.

1.7           Status and Conversion of Securities.

(a)           Conversion of Outstanding NuGen Shares into Right to Receive Merger Stock.  At the Effective Date, the NuGen Shares, shall, by reason of the Merger and without any action on the part of the NuGen Stockholders, be converted into the Merger Stock.

(b)           Issuance of Merger Stock.  At the Effective Date, InovaChem, or such other person as may be designated by InovaChem (the “Exchange Agent”), shall issue, in exchange for the NuGen Shares, the number of shares of Merger Stock into which the NuGen Shares theretofore owned by the NuGen Stockholders shall have been converted.

1.8           Further Documents.  From time to time, on and after the Effective Date, as and when requested by InovaChem, or by its successors or assigns, the appropriate officers and directors of NuGen as of the Effective Date shall, for and on behalf of and in the name of Mergerco or otherwise, execute and deliver all such deeds, bills of sale, assignments, and other instruments and shall take or cause to be taken such further or other actions as the Surviving Entity, Mergerco, or their respective successors or assigns may deem reasonably necessary or desirable in order to confirm of record or otherwise to vest in the Surviving Entity title to and possession of all of the properties, rights, privileges, powers, franchises, and immunities of Mergerco and otherwise to carry out fully the provisions and purposes of this Agreement.

1.9           Effective Date and Closing Date; Conditions to Closing; Termination.

(a)           The Merger shall become effective on the date the Certificate of Merger  is accepted for filing by the Secretary of State of the State of Delaware (the “Effective Date”), which shall be promptly after the date all conditions set forth in Section 1.9(b) have been satisfied or waived by the applicable party hereto, and all applicable legal requirements have been fulfilled to consummate the merger.  The closing (the “Closing”) shall occur immediately following the Effective Date (the “Closing Date”).

(b)           The obligation of each of InovaChem, Mergerco and NuGen to consummate the Merger is subject to satisfaction of the following conditions:  (i) the sale of not less $1,000,000 in gross proceeds from the sale of  common stock which will become common stock of InovaChem immediately after the Effective Date (the “Private Offering”) and (ii) the Current Report on Form 8-K required as a result of the consummation of the transactions contemplated hereby, including without limitation, the audited and pro forma financial statements of NuGen, shall be ready to be filed with the Securities and Exchange Commission.

(c)           This Agreement and the Merger may be abandoned (a) by any of NuGen, InovaChem or Mergerco if InovaChem has not closed on the Private Offering by January 15, 2010 (the “Termination Date”), or (b) by the mutual consent of the parties.  In the event of abandonment of this Agreement pursuant to this Section 1.9(c), the same shall become wholly void and of no effect and there shall be no further liability or obligation hereunder on the part of any of the parties, their respective Boards of Directors or any other party to this Agreement.  If the Private Offering has closed on or prior to the Termination Date and one of the parties hereto refuses to or is unable consummate the Closing under this Agreement, such refusal to close shall be deemed to be a breach of this Agreement and the other parties to this Agreement shall have all the rights they may be entitled to under applicable law.

1.10         Deliveries at Closing.  At Closing, the parties shall deliver the following documents and instruments to each other:

(a)              Deliveries by NuGen:

(1)           NuGen shall deliver to InovaChem a Secretary’s certificate dated as of the Closing Date stating that the Merger contemplated by this Agreement has been approved by the Board of Directors and all of the NuGen Stockholders, and

(2)           NuGen shall deliver to InovaChem a copy of the Certificate of Merger duly signed by authorized representatives of NuGen.

(3)           Documentation evidencing the cancellation of indebtedness owed by NuGen from each of R Takamura, Jardine Capital Corp., Po Shin Wong and Four M International, Inc.

(b)              Deliveries by Mergerco:

(4)           Mergerco shall deliver to NuGen a Secretary’s certificate dated as of the Closing Date stating that the Merger contemplated by this Agreement has been approved by the Board of Directors and the sole stockholder of Mergerco,

(5)           and

(4)           Mergerco shall deliver to NuGen a copy of the Certificate of Merger duly signed by authorized representatives of Mergerco.

(c)           Deliveries by InovaChem:

(1)           InovaChem shall deliver to NuGen a Secretary’s certificate dated as of the Closing Date stating that the Merger contemplated by this Agreement has been approved by the Board of Directors of InovaChem,

(2)           InovaChem shall deliver to the NuGen Stockholders, in proportion to their ownership of the NuGen Shares, the certificates representing the Merger Stock, and

(3)           InovaChem shall deliver to NuGen an officer’s certificate certifying that the representations and warranties of InovaChem and Mergerco set forth in this Agreement are true and accurate as of the Closing Date.

(4)           Stock Redemption Agreements executed by each of William W. Zuo, Xiaoing Li, Shao Jun Xu and Lu Yiu.

(c)              Deliveries by the NuGen Stockholders:

(5)           The NuGen Stockholders shall deliver to InovaChem releases regarding their interests in NuGen since no stock certificates were ever issued evidencing the NuGen Shares, and

(6)           The NuGen Stockholders shall deliver to InovaChem a certificate certifying that the representations and warranties of the NuGen Stockholders and those related to NuGen set forth in this Agreement are true and accurate as of the Closing Date.

2.	REPRESENTATIONS AND WARRANTIES RELATING TO NUGEN.

The NuGen Stockholders, jointly and severally, hereby represent and warrant to Mergerco and InovaChem as follows:

(a)           NuGen is a duly formed and validly existing corporation in good standing under the laws of the State of Delaware, authorized to issue the NuGen Shares.  The NuGen Shares, which are owned by the NuGen Stockholders, as set forth and in the proportions on Schedule 1, have been duly authorized, and are validly issued, fully paid and nonassessable. There are no issued or outstanding rights, or options to purchase all or a portion of the NuGen Shares or any issued or outstanding securities of any nature convertible into all or a portion of the NuGen Shares. The outstanding NuGen Shares have been issued in accordance with applicable securities laws or regulations in connection with the offer or sale of such stock.  The Certificate of Incorporation of NuGen that was filed with the Secretary of State for the State of Delaware on September 8, 2006_, the Bylaws of NuGen dated September 8, 2006, which have been provided to InovaChem, are all of the documents comprising the corporate books and records of NuGen, and no such other documents exist.

(b)           NuGen has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  NuGen has caused a meeting to take place of its Board of Directors and the NuGen Stockholders to approve the Merger.  This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors and all of the NuGen Stockholders.  This Agreement has been duly executed and delivered by NuGen and constitutes a valid and binding obligation of NuGen enforceable against NuGen in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now, or hereafter, in effect relating to creditors' rights.

(c)           NuGen is qualified as a foreign corporation in all jurisdictions where its business or ownership of assets or properties so requires, except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of NuGen (a “NuGen Material Adverse Effect”).

(d)           NuGen has no subsidiaries.

(e)           There are no liabilities (including, but not limited to tax liabilities) or claims of or against NuGen (whether such liabilities or claims are contingent or absolute, direct or indirect, matured or unmatured) except for the contractual liabilities under the Contracts (as hereafter defined) provided to InovaChem, none of which are past due.

(f)           Since its inception, NuGen has paid all federal, state, foreign and local taxes on a timely basis, including franchise and payroll taxes and other taxes.  NuGen is not a party to any pending action or proceeding by any governmental authority for the assessment of any tax, and no claim for assessment or collection of any tax has been asserted in writing against NuGen that has not been paid.  There are no liens for taxes upon the assets of NuGen (other than liens for taxes not yet due and payable).  There is no valid basis, to the knowledge of the NuGen Stockholders, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any tax to be issued to NuGen by any governmental authority.

(g)           NuGen has good and marketable title to all its assets and such assets are owned free and clear of all security interests, pledges, liens, restrictions and encumbrances of every kind and nature.

(h)           Copies of all written agreements, contracts, arrangements, understandings and commitments, including, without limitation, real estate leases, legal opinions, and loan agreements (each a “Contract,” collectively, “Contracts”), to which NuGen is a party, by which NuGen is bound, or from which NuGen is entitled to receive substantial benefits, and a summary of the provisions of each oral contract, have been provided to InovaChem and NuGen is not in default under any such Contract.  Each such Contract is valid and enforceable.  The validity and enforceability of, and the rights of NuGen contained in, each such Contract shall not be adversely affected by the Merger or the transactions contemplated hereby and no consent from the other party or parties to any Contract is required in connection with the Merger or the transactions contemplated hereby.

(i)           There are no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against NuGen or which challenge the validity or propriety of any Intellectual Property (as hereafter defined) owned by NuGen or the transactions contemplated by this Agreement and, to the knowledge of the NuGen Stockholders, there is no reasonable basis for any such proceeding, claim, action or governmental investigation against NuGen.  NuGen is not a party to or bound by any order, judgment or decree.

(j)            NuGen has not (i) made any loans to, or entered into any transactions with, any of the officers or directors of NuGen or their families; (ii) declared or paid any dividends since its inception; or (iii) purchased any portion of the NuGen Shares, except, in all cases to the extent disclosed to InovaChem in writing.

(k)           NuGen has not issued or committed itself to issue any of the NuGen Shares or any options, rights, warrants, or other securities convertible into any portion of the NuGen Shares.

(l)            “Intellectual Property” shall mean and refer to: (i) domestic and foreign patents and patent applications (or equivalents thereto); (ii) domestic and foreign copyrights and copyright registrations; (iii) domestic and foreign trademarks, service marks, trade names and respective registrations thereof; (iv) trade secrets, privacy rights, and any other protection for confidential information or ideas, and (v) technical information and documentation, proprietary technology and processes, and know-how.

As of the date hereof:

(1)           NuGen owns the entire right, title and interest to all Intellectual Property used in connection with its business, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except as indicated on Schedule 2(l)(1).

(2)           None of the Intellectual Property used by NuGen in its business nor NuGen has violated, misappropriated, infringed, induced infringement of, or contributed to the infringement of any patent, copyright, trade secret, trademark, service mark, trade name, Internet domain name or other intellectual property right of any other person or entity.

(3)           NuGen has not made, asserted or threatened any claim of violation, misappropriation or infringement of the Intellectual Property it uses in its business against any other person or entity, and NuGen is not aware of any such violation, misappropriation or infringement.

(4)           The transactions contemplated herein will not invalidate or adversely impact NuGen’s rights in any of the Intellectual Property it uses in its business and will not require the consent of any third party.

(m)          Since its inception, NuGen has, in all material respects, conducted its affairs in compliance with all applicable laws, rules and regulations.

(n)           Except for the filing of the Certificate of Merger, no consents or approvals of, or filings or registrations with, any third party or any public body or authority are necessary in connection with (i) the execution and delivery by NuGen of this Agreement and (ii) the consummation by NuGen of the Merger and the other transactions contemplated hereby.

(o)           The execution and delivery by NuGen of this Agreement, the consummation and performance of the transactions herein contemplated, and compliance with the terms of this Agreement by NuGen will not conflict with, result in a breach of, or constitute a default under any indenture, mortgage, deed of trust or other agreement, instrument or Contract to which NuGen is now a party or by which it or any of its assets or properties is bound or the Certificate of Incorporation or the Bylaws of NuGen, in each case as amended, or any law, order, rule or regulation, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over NuGen or any of its business or properties, including its Intellectual Property.

3.	REPRESENTATIONS AND WARRANTIES RELATING TO MERGERCO.

Mergerco and InovaChem, jointly and severally, represent and warrant to the NuGen Stockholders as follows:

(a)           Mergerco is a duly formed and validly existing corporation in good standing under the laws of the State of Delaware, authorized to issue only the Mergerco Stock.  The Mergerco Stock, which is owned solely by InovaChem, has been duly authorized, validly issued and fully paid and nonassessable.  There are no issued or outstanding rights, or options to purchase all or a portion of the Mergerco Stock or any issued or outstanding securities of any nature convertible into all or a portion of the Mergerco Stock. The outstanding Mergerco Stock has been issued in accordance with applicable securities laws or regulations in connection with the offer or sale of such stock.

(b)           Mergerco has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Mergerco has caused a meeting of its Board of Directors and sole stockholder to approve the Merger.  This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors and sole stockholder of Mergerco.  This Agreement has been duly executed and delivered by Mergerco, and constitutes a valid and binding obligation of Mergerco, enforceable against Mergerco in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights.

4.	REPRESENTATIONS AND WARRANTIES RELATING TO INOVACHEM.

InovaChem represents and warrants to the NuGen Stockholders as follows:

(a)           InovaChem is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, authorized to issue 200,000,000 shares of InovaChem Common Stock, $.001 par value per share.  All of the InovaChem Common Stock is fully paid and nonassessable.  Prior to the Effective Date, (i) 15,000,000 InovaChem Common Shares will be canceled and returned to treasury; (ii) InovaChem Common Shares will be issued to investors in InovaChem; and (iii) InovaChem Common Shares will be issued to certain individuals. The Merger Stock to be issued in the Merger will be, when duly and validly issued, fully paid and nonassessable.

(b)           InovaChem has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. InovaChem caused a special meeting of its Board of Directors to authorize the issuance of the Common Stock in the Merger. This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors of InovaChem.  This Agreement has been duly executed and delivered by InovaChem and constitutes a valid and binding obligation of InovaChem enforceable against InovaChem in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights.

(c)           InovaChem has filed all reports, schedules, forms, statements and other documents required to be filed by InovaChem under the Securities Act  of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of InovaChem included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of InovaChem as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

5.	REPRESENTATIONS AND WARRANTIES RELATING TO THE NUGEN STOCKHOLDERS

Each NuGen Stockholder represents and warrants to InovaChem as follows:

(a)           Acknowledgment.  Each NuGen Stockholder understands and agrees that the Merger Stock has not been registered under the Securities Act or the securities laws of any state of the United State and that the issuance of the Merger Stock is being effected in reliance upon one or more exemptions from registration afforded under the Securities Act.

(b)           Status.  Each NuGen Stockholder represents and warrants to InovaChem that such NuGen Stockholder is an “Accredited Investor” as defined in the rules promulgated under the Securities Act.  Each NuGen Stockholder understands that the Merger Stock is being offered and sold to such NuGen Stockholder in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such NuGen Stockholder set forth in this Agreement, in order that InovaChem may determine the applicability and availability of the exemptions from registration of the Merger Stock on which InovaChem is relying.

(c)           Stock Legends.  Each NuGen Stockholder hereby agrees with InovaChem as follows:

Securities Act  Legend.  The certificates evidencing the Merger Stock will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Other Legends.  The certificates representing the Merger Stock, and each certificate issued in transfer or exchange thereof, will also bear any other legend required under any applicable law, including, without limitation, any United States state corporate and state securities law, or contract.

Opinion.  No NuGen Stockholder will transfer any or all of the Merger Stock absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of such Merger Stock, without first providing InovaChem with an opinion of counsel (which counsel and opinion are reasonably satisfactory to InovaChem) to the effect that such transfer will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable United States state securities laws.

(d)           Review of InovaChem Filings with the Securities and Exchange Commission.  Each NuGen Stockholder has reviewed the InovaChem filings with the Securities and Exchange Commission, including the exhibits thereto.

6.	SURVIVAL AND INDEMNIFICATION.

(a)           Survival.  All of the representations and warranties contained in this Agreement (including all statements contained in any certificate or other instrument delivered by or on behalf of NuGen, InovaChem or Mergerco pursuant hereto or in connection with the transactions contemplated hereby) shall survive the closing for a period of one year.

(b)           Indemnification by NuGen Stockholders. From and after the Closing, the NuGen Stockholders, severally and jointly, shall indemnify, defend and hold harmless InovaChem and its officers, directors, shareholders, employees, agents and affiliates and their successors and assigns against any loss, claim, damage, cost, obligation, liability, penalty and expense, including all legal and other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, cost, obligation, liability, penalty or expense or action in respect of such matters (collectively referred to as "Indemnified Damages"), occasioned by, arising out of or resulting from (i) any breach or default of any representation or warranty by, or covenant of, such NuGen Stockholders contained in this Agreement or any other agreement provided for in this Agreement; (ii) claims that NuGen does not own all rights to its assets, including without limitation the Intellectual Property, and (iii) liabilities of NuGen arising out of or resulting from compliance or noncompliance with any law or order, the basis of which arose on or before the Effective Date.

(c)           Indemnification by InovaChem. From and after the Closing, InovaChem shall indemnify, defend and hold harmless the NuGen Stockholders and their heirs, personal representatives, agents, successors, and affiliates against any Indemnified Damages occasioned by, arising out of or resulting from any breach or default of any representation or warranty by, or covenant of, InovaChem contained in this Agreement or any other agreement provided for in this Agreement.

(d)           Notice of Indemnification. Upon receipt by an indemnified party of notice of the commencement against it of any action involving a claim, such indemnified party, if a claim in respect of such action is to be made by it against any indemnifying party under this Article 6, shall promptly notify in writing the indemnifying party of such commencement.  In case any such action is brought against any indemnified party, and it notifies an indemnifying party of such commencement, the indemnifying party will be entitled to participate in the defense and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense of the action, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense other than reasonable costs of investigation.  Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party unless the indemnifying party had determined not to assume the defense of the action.  The indemnifying party will not settle or compromise any claim or action without the written consent of the indemnified party (which consent shall not be unreasonably withheld).

(e)           Indemnification Not Exclusive Remedy.  If a party breaches any aspect of this Agreement, the non-breaching parties shall be entitled to seek all remedies available to them under applicable law and shall not be limited to just the remedies of indemnification provided for in this Agreement.  ADDITIONALLY, IF ANY PARTY IS FOUND TO HAVE MADE AN INTENTIONAL MISSTATEMENT OR OTHERWISE ACTED WITH FRAUDULENT INTENT WITH RESPECT TO A REPRESENTATION OR WARRANTY, THE OTHER PARTIES MAY SEEK ALL REMEDIES TO WHICH THEY MAY BE ENTITLED UNDER APPLICABLE LAW, INCLUDING BUT NOT LIMITED TO, A CLAIM FOR  RESCISSION OF THE ENTIRE AGREEMENT, COMPENSATORY AND PUNITIVE DAMAGES, AND, IF APPLICABLE,  INJUNCTIVE RELIEF.

7.	EXPENSES; ATTORNEYS FEES.

Each party shall bear its expenses in connection with the Merger.  In the event of any action, dispute, litigation or other proceeding with respect to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, costs, and expenses of counsel incurred in connection with such action, dispute, litigation or other proceeding, whether or not litigation is instituted, and if instituted, at both trial and appellate levels, in addition to any other relief to which the parties may be entitled.

8.	THIRD PARTY BENEFICIARIES.

The representations and warranties made by any party to this Agreement are intended to be relied upon only by the other parties to this Agreement, and by no other person. Nothing contained in this Agreement shall be deemed to confer upon any person not a party to this Agreement any third party beneficiary rights or any other rights of any nature whatsoever, and only to the extent expressly referred to herein.

9.	FURTHER INSTRUMENTS AND ACTIONS.

Each party shall deliver such further instruments and take such further action as may be reasonably requested by any other parties in order to carry out the intents and purposes of this Agreement.

10.	GOVERNING LAW; JURISDICTION.

This Agreement shall be governed by the laws of the State of Delaware without giving effect to its conflicts of laws principles. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment in any other matter provided by law.

11.	NOTICES.

All notices or other communications to be sent by any party to this Agreement to any other party to this Agreement shall be sent by certified mail, return receipt requested, nationwide overnight delivery service or by personal delivery to the addresses set forth on the signature pages hereto, or such other addresses as may hereafter be designated in writing by a party.  All notices shall be deemed given and received upon the earlier of five days after being sent by certified mail, or upon actual receipt, if addressed to the parties at their addresses as provided in this Section:

If to NuGen:
NuGen Mobility Inc.
44645 Guilford Drive
Suite 201
Ashburn, VA 20147
Attention: Eric Takamura

If to InovaChem:
InovaChem, Inc.
3040 Post Oak Boulevard,
Suite 1110,
Houston, Texas 77056
Attention: Henry Toh

If to Mergerco:
InovaChem Mergerco II, Inc.
3040 Post Oak Boulevard,
Suite 1110,
Houston, Texas 77056
Attention: Henry Toh

If to E. or R. Takamura:
NuGen Mobility Inc.
44645 Guilford Drive
Suite 201
Ashburn, VA 20147

12.	BINDING AGREEMENT.

This Agreement represents the entire agreement among the parties hereto with respect to the matters described herein and is binding upon and shall inure to the benefit of the parties hereto and their legal representatives, successors and permitted assigns. This Agreement may not be assigned and, except as stated herein, may not be altered or amended except in writing executed by the parties hereto.

13.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same Agreement.

14.	SEVERABILITY.

The provisions of this Agreement shall be severable, so that the unenforceability, validity or legality of any one provision shall not affect the enforceability, validity or legality of the remaining provisions hereof.

[SIGNATURE BLOCK ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have made and executed this Agreement as of the day and year first above written.

NUGEN MOBILITY INC.

By:	/s/ Eric Takamura
Title: Eric Takamura, Chairman, President and CEO

INOVACHEM, INC.

By:	/s/ Henry Toh,
Title: Henry Toh, Executive Vice President of Corporate Development

INOVACHEM MERGERCO, LLC

By:	/s/ Alan Pritzker,
Title: Alan Pritzker, Treasurer and Secretary

NUGEN STOCKHOLDERS

/s/ Eric Takamura
Eric Takamura

/s/ Ronald Takamura
Ronald Takamura

Schedule 1
NuGen Shares

Number of NuGen Shares Owned

Eric Takamura	911

Ronald Takamura	200

Total:	1,111